EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

inTEST Announces Appointment of New Chief Financial Officer, Treasurer and Secretary

●	Seasoned Financial Executive Brings Leadership Experience from ABB, Tyco International and PwC

MT. LAUREL, NJ – June 11, 2021 – inTEST Corporation (NYSE American: INTT), a global supplier of innovative test and process solutions for use in manufacturing and testing across a wide range of markets, including automotive, defense/aerospace, industrial, medical, semiconductor and telecommunications, today announced the appointment of Duncan Gilmour as its new Chief Financial Officer, Treasurer and Secretary effective June 14, 2021. Mr. Gilmour will succeed Hugh T. Regan, Jr., who is retiring from inTEST after 25 years of service. Mr. Regan will continue to support inTEST on a consulting basis for a period of time.

As CFO, Mr. Gilmour will lead inTEST’s global finance organization and financial activities including accounting and controllership, financial planning and analysis (FP&A), tax, investor relations, risk management, and treasury.

Mr. Gilmour joins inTEST from ABB where he has been the Americas Region Controller of the Process Automation Measurement and Analytics Division. During his tenure at ABB, he was responsible for overseeing financial operations at multiple businesses, FP&A, and the integrity of internal controls across the region. Prior to ABB, he had a 13-year career with Tyco International where he held roles of increasing responsibilities within the organization ranging from Director of Corporate Compliance (where he held responsibility for the coordination of global Sarbanes-Oxley compliance processes), Global Controller and Finance Director. Prior to Tyco International, Mr. Gilmour had an 11-year career with Coopers & Lybrand/ PricewaterhouseCoopers in the US and the UK, where he was responsible for managing multinational public and private company audits, IPOs and consulting engagements. Mr. Gilmour holds a BAcc (Bachelor of Accounting) degree in Economics and Accounting from the University of Glasgow (1993) and in 1996 was granted certification as a chartered accountant with The Institute of Chartered Accountants of Scotland (ICAS).

“I am pleased to welcome Duncan to our leadership team,” said Nick Grant, President and CEO of inTEST. “I had the opportunity to work with Duncan at ABB, and his strong financial acumen combined with proven operational P&L oversight as well as public company audit experience serves us well as we continue to position inTEST for the future. I am confident Duncan will provide strong leadership and I look forward to working together to drive our vision and growth strategy forward and deliver increased value for shareholders and all stakeholders.”

“I’m excited to be joining inTEST at a time of significant opportunity for the Company,” said Mr. Gilmour. “I look forward to working with Nick and the team to move inTEST forward and execute on its financial, operational, and cultural transformation. I would like to thank Nick and the inTEST Board for their support and confidence as we embark on the next chapter for inTEST, its customers, employees and shareholders.”

“On behalf of the entire Board of Directors, I would like to thank Hugh Regan for his many years of service to inTEST which spanned more than two decades, and his assistance in facilitating this smooth transition,” Mr. Grant added. “Hugh was instrumental in taking the company public 25 years ago and has helped to shape the company to what it has become today. We wish him much success in his future endeavors.”

About inTEST Corporation

inTEST Corporation is a global supplier of innovative test and process solutions for use in manufacturing and testing across a wide range of markets including automotive, defense/aerospace, medical, industrial, semiconductor and telecommunications. Backed by decades of engineering expertise and a culture of operational excellence, we solve difficult thermal, mechanical and electronic challenges for customers worldwide while generating strong cash flow and profits. Our strategy uses these strengths to grow and increase stockholder value by maximizing our businesses and by identifying, acquiring and optimizing complementary businesses.

For more information visit www.intest.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements do not convey historical information but relate to predicted or potential future events and financial results, such as statements of our plans, strategies and intentions, or our future performance or goals, that are based upon management's current expectations. Our forward-looking statements can often be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “plans,” “projects,” “forecasts,” “outlook,” or “anticipates” or similar terminology. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.

Such risks and uncertainties include, but are not limited to, any mentioned in this press release as well as the impact of the COVID-19 pandemic on our business, liquidity, financial condition and results of operations; indications of a change in the market cycles in the Semi Market or other markets we serve; changes in business conditions and general economic conditions both domestically and globally; changes in the demand for semiconductors; the success of our strategy to diversify our business by entering markets outside the Semi Market; our ability to successfully consolidate our EMS operations without any impact on customer shipments, quality or the level of our warranty claims and to realize the benefits of the consolidation; the possibility of future acquisitions or dispositions and the successful integration of any acquired operations; our ability to borrow funds or raise capital to finance potential acquisitions; changes in the rates and timing of capital expenditures by our customers; and other risk factors set forth from time to time in our Securities and Exchange Commission filings, including, but not limited to, our annual report on Form 10-K for the year ended December 31, 2020. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks to circumstances only as of the date on which it is made. We undertake no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Contacts
inTEST Corporation	Investors:
Nick Grant	Laura Guerrant-Oiye, Principal
President and CEO	Guerrant Associates
Tel: 856-505-8999	laura@ga-ir.com
Tel: (808) 960-2642

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